Exhibit 10.3
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into effective as of August 8, 2022 (“Effective Date”), by and between [CorEnergy Infrastructure Trust, Inc.], a [Maryland corporation] (the “Company”), and [ ], individually (“Executive”).
RECITALS
The Company desires to employ Executive, and Executive desires to be employed by the Company, under the terms and conditions set forth in this Agreement. Executive will be employed in an executive or management level position.
Executive will acquire and have access to Confidential Information and trade secrets of the Company and its Affiliates by virtue of Executive’s employment with the Company. One purpose of this Agreement is to protect the Company’s and its Affiliates’ Confidential Information, trade secrets and competitive interests.
Certain capitalized terms not immediately defined in this Agreement shall have the meanings given them in Section 11 below.
    NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the parties set forth below, the Company and Executive, intending to be legally bound, agree as follows:
1.Employment. Effective as of the Effective Date, the Company hereby employs Executive, and Executive hereby accepts such employment and agrees to perform services for the Company, upon the terms and conditions set forth in this Agreement. Executive shall be based at the Company’s office located in the [ ] metropolitan area, provided that significant business travel may be required of Executive. Executive shall be a full-time, at-will, “exempt” employee of the Company.
2.Duties.
(a)    Reports and Responsibilities. Executive shall perform such duties and responsibilities for the Company and its Affiliates as may be assigned to Executive from time to time.
(b)    Executive Efforts. Executive shall devote Executive’s full working time, attention and efforts to the business of the Company and its Affiliates. Executive represents and warrants that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities set forth in this Agreement. During the term of Executive’s employment, Executive may participate in charitable and personal investment activities to a reasonable extent and such other activities as may be approved by the Board, so long as such activities do not interfere with the performance of Executive’s duties and responsibilities hereunder.
3.Base Salary. The Company shall pay to Executive a base salary at a rate of [ ] per year (“Base Salary”), to be paid in accordance with the Company’s normal payroll policies and procedures. The Company shall conduct an annual performance review of Executive and, in connection therewith, in good faith shall consider possible increases in Executive’s Base Salary (with no obligation therefor).

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4.Incentive Program Eligibility. Executive will be eligible to participate in (i) an annual long-term stock incentive program and (ii) an annual short-term cash incentive program.
(a)Any long-term stock incentive compensation made available to Executive will be set forth in an award letter. The stock will be issued by CorEnergy Infrastructure Trust, Inc. (“CorEnergy”), an affiliate of the Company. The award will be subject to the CorEnergy Infrastructure Trust, Inc. Omnibus Equity Incentive Plan (the “Incentive Plan”), or such other incentive plan as may be implemented by the Company or CorEnergy from time to time.
(b)Any cash incentive compensation made available will be described in an award letter which includes performance conditions.
    Eligibility for, and offer of, the incentive program is purely discretionary, and the Company and its Affiliates reserve the right to amend or terminate any incentive program at any time in its sole discretion, subject to the terms of such incentive program and applicable law.
5.Benefits.
(c)Insurance and 401(k) Plan. Executive shall be entitled to participate in all employee benefit plans and programs of the Company, to the extent that Executive meets the eligibility requirements therefor, including, without limitation, (i) the Company’s health insurance program, and (ii) the Company’s 401(k) plan. The Company reserves the right to amend or terminate any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.
(d)Vacation. The accrual, carry over from year-to-year, and all other matters related to Executive’s vacation time shall be governed by the Company’s policies and procedures, as amended from time to time.
(e)Expenses. The Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to (i) any budgets and controls with respect thereto imposed by the Company, and (ii) the Company’s normal policies and procedures for expense verification and documentation.
6.Ventures. If, during the term of employment, Executive is engaged in or becomes aware of the planning or implementation of any project, program or venture involving the Company (or any of its Affiliates): (a) all rights in such project, program or venture shall belong to the Company, and (b) all information related thereto shall constitute Confidential Information. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture, or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided in this Agreement.
7.Restrictive Covenants.

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(f)Confidentiality. Executive acknowledges that Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates, which represents a substantial investment of time and expense by the Company and its Affiliates. During Executive’s employment with the Company or any Affiliate and for all time after Executive’s employment terminates, whether such termination is with or without Cause, and whether such termination is at the behest of Executive or the Company, Executive shall not (i) use Confidential Information in any manner adverse to the interests of the Company and its Affiliates, or (ii) divulge, furnish or make Confidential Information accessible to any third party in any manner other than in the ordinary course of business reasonably intended to advance the interests of the Company and its Affiliates.
(g)Non-Solicitation. Executive acknowledges that (i) the Company and its Affiliates have a substantial investment and value in the relationships with the persons with whom the Company and its Affiliates conduct business, and (ii) Executive would not become privy to those persons and relationships absent Executive’s employment by the Company or any Affiliate. To protect those relationships, during the term of employment and for a period of 12 consecutive months following the Termination Date, Executive shall not, directly or indirectly, in a manner inconsistent with Executive’s employment duties to the Company, as outlined in Executive’s Employment Agreement, whether as a proprietor, principal, agent, partner, officer, director, stockholder (other than less than 1% of the outstanding publicly traded securities of any entity), employee, member, advisor (paid or unpaid), contractor or otherwise:
(i)solicit, request, advise or induce any person that is, during Executive’s employment by the Company or any Affiliate, a current or potential customer, supplier or other business contact of the Company or any of its Affiliates to cancel, curtail or otherwise adversely change its relationship with the Company or any of its Affiliates, in any manner or capacity, provided, that, if Executive’s role with the Company or Affiliates involves direct communication with the Company’s or Affiliates’ current or potential customers, this clause shall not apply to the extent and for the time Executive is employed in a similar role at another employer; or
(ii)employ, solicit for employment, or induce any employee of the Company and its Affiliates who is employed by the Company or an Affiliate during Executive’s employment by the Company or any Affiliate to leave the employ of the Company or an Affiliate, other than by or as a result of general publication of available employment (including through third parties or agents) not targeted at any such employee.
(h)Conflicts. During the term of employment, Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company (or any of its Affiliates), unless such interest has been disclosed in writing to and approved by the Board before such customer or supplier seeks to do business with the Company (or any of its Affiliates); provided that ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding publicly traded securities of any entity shall not constitute a breach of this Section 7(c).
(i)Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company (or any of its Affiliates) or its businesses, any of the Company (or any of its Affiliates) employees, officers, or existing and prospective

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customers, suppliers, investors, and other associated third parties. This Section 7(d) does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Executive’s rights to report suspected unlawful conduct, including but not limited to sexual harassment, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice to the Company of any such order.
(j)Blue Pencil Doctrine. If the duration, scope or any business activity covered by any provision of this Section 7 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only such duration, scope or activity that is valid and enforceable. Executive hereby acknowledges and agrees that this Section 7 shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
8.Termination of Employment.
(k)Accrued and Unpaid Amounts. Upon termination of Executive’s employment for any reason, the Company shall pay to Executive (or Executive’s estate, if applicable) immediately, all unpaid Base Salary up to the Termination Date, all incentive compensation that was earned and vested up to the Termination Date in accordance with the Incentive Plan and applicable award agreements but not yet paid, and all accrued but unused vacation and other benefits (other than the Incentive Plan) accrued up to the Termination Date.
(l)Severance. If Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason, then, in addition to the compensation described in Section 8(a), (1) if Executive timely and properly elects COBRA benefits, the Company shall reimburse Executive (on a pre-tax basis) for one hundred percent (100%) of the premiums which Executive is required to pay to maintain the same level of coverage that was in effect as of the Termination Date for a period of 12 months following the Termination Date, provided that the Company’s obligations under this clause (1) shall cease if, to the extent and when Executive becomes eligible for comparable employer-paid group health insurance coverage from any other employer (regardless of whether Executive accepts such coverage), and (2) the Company shall pay a cash severance benefit equal to the Base Salary for the period of 12 months immediately following the Termination Date, paid in accordance with the Company’s regular employee payroll practices; provided that, the Company may reduce such payments by any amounts Executive is paid from a subsequent employer. Notwithstanding the foregoing, the Company shall not be obligated to make any payments to Executive under this Section 8(b) unless (i) Executive shall have signed a release of claims in favor of the Company, (ii) all applicable consideration periods and rescission periods provided by law with respect to such release shall have expired, and (iii) Executive is not in breach of Section 7 of this Agreement, which breach has not been cured by Executive within 5 days following the Company’s notice to Executive of such breach, as of the dates of the payments.
(m)Return of Property. Immediately following the Termination Date, Executive shall deliver to the Company (i) any Company records and any and all other Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank

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forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, (ii) documents that in whole or in part contain any Confidential Information of the Company, and (iii) keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronics belonging to the Company.
9.Remedies.
(n)Equitable Relief. Executive acknowledges and stipulates that (i) the provisions of Section 7 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, (ii) any violation of Section 7 and/or Section 8(c) by Executive would cause substantial and irreparable harm to the Company, and (iii) it would be difficult to fully compensate the Company via monetary damages for any breach by Executive of such Sections. Accordingly, in the event of any actual or threatened breach of Section 7 and/or Section 8(c) by Executive, in addition to any other remedies it may have, the Company shall be entitled to seek temporary, preliminary and permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without bond and without the necessity of proving actual monetary damages.
(o)Arbitration. Except for disputes arising under Section 7 and/or Section 8(c) hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive’s employment with the Company shall be submitted to final and binding arbitration before a single arbitrator in Denver, Colorado. The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of The Judicial Arbiter Group, Inc. The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment thereon. The fees and expenses of the arbitrator shall be advanced by the Company, provided that Executive shall reimburse the Company therefor if the Company is the prevailing party (as determined by the arbitrator in its written decision). Except for the foregoing, the parties shall pay their own legal fees and other costs of the arbitration, provided that the prevailing party in any dispute (as determined by the arbitrator in its written decision) shall be entitled to recover from the losing party (as determined by the arbitrator in its written decision) such legal fees and other costs of arbitration. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of this Agreement or violations of applicable laws, but shall not have authority to alter in any way the provisions of this Agreement except to the extent expressly provided herein, including in Section 7(e). This arbitration provision shall be in lieu of any requirement that either party exhausts such party’s administrative remedies under federal, state or local law.
10.Indemnification and Insurance. To the fullest extent permissible under Maryland law, the Company shall indemnify and hold harmless Executive for and against any and all losses, expenses (including those incurred in enforcing Executive’s rights under this Section 10), damages, liabilities, judgments, fines, penalties, taxes, amounts paid or payable in settlement (including interest), assessments and all other charges paid or payable in connection with any threatened, pending or completed action, suit, proceeding or other dispute resolution mechanism, whether civil, criminal, administrative, arbitrative, investigative or other, or any inquiry, hearing or investigation that may reasonably be expected to lead to any of the foregoing, which Executive may incur or suffer or for which Executive may

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be liable by reason of or arising out of any event, act or occurrence relating to Executive’s employment with the Company or any of its Affiliates or any other entity for which Executive provided services at the direction or request of the Company or any of its Affiliates (“Indemnified Losses”), and at Executive’s election, shall defend Executive in connection with any of the foregoing. The Company shall at all times maintain reasonable and customary policies of insurance by reputable insurers under which Executive is a primary beneficiary covering all Indemnified Losses, and shall, upon Executive’s written request, provide copies of such insurance policies and endorsements and certificates evidencing such coverage. The Company shall advance to Executive Indemnified Losses as, when and to the extent actually incurred or suffered by Executive. In connection with any request for such advance of Executive’s Indemnified Losses, Executive shall execute and deliver to the Company an undertaking to repay any amounts paid, advanced, or reimbursed by the Company for such Indemnified Losses to the extent that it is ultimately determined, following the final disposition of such claim, that Executive is not entitled to indemnification hereunder. The foregoing indemnification, insurance and adverse obligations shall not apply to any claim brought by the Company or its Affiliates to enforce its rights under this Agreement.
11.Definitions. For purposes of this Agreement:
(p)“Affiliate” means CorEnergy Infrastructure Trust, Inc., and any other corporation or entity which, as of a given date, is a member of the same controlled group of corporations or the same group of trades or businesses under common control as CorEnergy Infrastructure Trust, Inc.
(q)“Board” means the board of directors of the Company or an Affiliate.
(r)“Cause” means:
(i)material acts of dishonesty by Executive in connection with Executive’s employment by the Company and/or any of its Affiliates;
(ii)willful, reckless or grossly negligent misconduct with respect to performance of duties, the assets, finances and/or reputation of the Company and/or any of its Affiliates;
(iii)grossly deficient performance of duties, as determined in the reasonable discretion of the Board;
(iv)conviction of or a plea of nolo contendre by/of Executive of any crime involving dishonesty, or any felony;
(v)any chronic absenteeism, unexcused by illness or Disability;
(vi)intentional or reckless falsification of any report or document (regardless of medium) by Executive, related to the business of the Company;
(vii)a repeated material violation of any written Company policy generally applicable to all Company employees, which violations do not cease after written warning;

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(viii)discrimination against or harassment of the Company’s and/or any Affiliate’s employees, customers, vendors or guests, which behavior is illegal or civilly actionable under federal or state law;
(ix)illegal use by Executive of any controlled substances, or any severe alcoholic intoxication, in each case on Company premises or while performing the Executive’s duties;
(x)failure of Executive to perform Executive’s material duties and responsibilities hereunder, which failure is not cured by Executive within ten (10) days after written notice thereof to Executive from the Company; and/or
(xi)material breach of any terms and conditions of this Agreement by Executive, which breach is not cured by Executive within ten (10) days after written notice thereof to Executive from the Company.
(s)“Change in Control” has the meaning of “Change in Control” in the CorEnergy Infrastructure Trust, Inc. Omnibus Equity Incentive Plan, or any success or incentive plan.
(t)“Code” means the Internal Revenue Code of 1986, as amended, including applicable Treasury Regulations thereunder.
(u)“Confidential Information” means the Company’s and its Affiliates trade secrets and all other confidential, proprietary, nonpublic and/or secret knowledge or information of the Company or any of its Affiliates, whether developed by Executive or by others, concerning the Company’s or its Affiliates’ plans, acquisition opportunities, strategies, finances, vendors, employees, contractors, customers, marketing techniques, processes, formulae and algorithms (whether or not patented or patentable) directly or indirectly useful or potentially useful in any aspect of the business of the Company or any of its Affiliates. Confidential Information does not include (i) information that is now or later becomes available to the general public through no fault of Executive, and (ii) information required to be disclosed through legal process, but only with respect to the disclosure so required.
(v)“Disability” means, if the Company or any of its Affiliates sponsors a long-term disability plan that covers Executive, the standard such long-term disability plan uses to determine a participant’s eligibility for benefits, or if Executive is not covered by such a long-term disability plan, then Executive’s physical or mental impairment so as to be unable to perform the normal duties and responsibilities of Executive’s employment with the Company, and such impairment is likely to be continuous for at least twelve (12) months or permanent, as determined by the Board in its reasonable and good faith judgment, and in accordance with the Americans with Disabilities Act of 1990, as amended, and any state anti-discrimination law, as applicable.
(w)“Good Reason” means:
(i)a material breach of this Agreement by the Company, which breach has not been cured by the Company within ten (10) days after written notice thereof to the Company from Executive;

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(ii)a material diminution in Executive’s duties, responsibilities or authority, or the assignment to Executive of any duties or responsibilities which are materially inconsistent with Executive’s current status or position, or any removal of Executive from or any failure to reappoint or reelect Executive to positions in the Company substantially the same as or comparable to Executive’s current positions (except in connection with a termination for Cause, the Disability or death of Executive, or as to the Executive’s status as a member of a board of directors or a board of managers);
(iii)a reduction by the Company of Executive’s Base Salary, bonus opportunity or any other material benefits provided hereunder, except if the Company reduces such amounts across the board for all Company executives by no more than 20%;
(iv)the Company’s constructive discharge, termination or dismissal of Executive, as recognized under applicable law;
(v)the Company’s failure to comply with any material law applicable to Executive’s employment with the Company; or
(vi)relocation of Executive’s principal place of employment more than fifty (50) miles outside of the [ ], without Executive’s consent;
provided, however, that Executive may terminate his employment for Good Reason only by (1) first delivering written notice to the Company of the basis for such Good Reason, which basis has not been cured by the Company within thirty (30) days after the date of delivery of such notice, and (2) such termination must occur within sixty (60) days after the date of delivery of such notice.
(x)“Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever.
(y)“Termination Date” means the date on which Executive’s employment with the Company terminates for any reason.
12.Miscellaneous.
(z)Withholdings. All payments to Executive hereunder shall be subject to applicable withholdings (i) required by law, or (ii) permitted by law and authorized by Executive.
(aa)Deferred Compensation. Payments or benefits under this Agreement are intended to satisfy the requirements of Code §409A, including current and future guidance and regulations interpreting such provisions, or an exemption thereunder. Any payments or benefits under this Agreement that may be excluded from Code §409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Code §409A to the maximum extent possible. . For purposes of Code §409A, each installment payment provided shall be treated as a separate payment. To the extent that any provision of this Agreement fails to satisfy the Code §409A requirements, the provision shall automatically be modified in a manner that, in the good faith opinion of the Company, brings the provisions into compliance with those requirements while preserving as closely as possible the original intent of such provision and this Agreement. In particular, and without limiting

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the preceding sentence, if Executive is a “specified employee” under Code §409A(a)(2)(B)(i), then any payment under this Agreement that is treated as deferred compensation under Code §409A shall be delayed until the date which is six (6) months after the date of separation from service (without interest or earnings).
(ab)Code §280G. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Code §280G and would, but for this Section 12(c), be subject to the excise tax imposed under Code §4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Code §409A until no amount payable to Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.
All calculations and determinations under this Section 12(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 12(c), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Code §§280G & 4999. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 12(c). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
(ac)Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule, whether of the State of Missouri or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Missouri.
(ad)Entire Agreement. This Agreement contains the entire agreement of the parties relating to the employment of Executive by the Company and its Affiliates, and supersedes all prior agreements and understandings with respect thereto. If the terms of this Agreement conflict with any employment policies, practices or handbooks of the Company and its Affiliates, the terms of this Agreement shall control except as otherwise prohibited by law. For clarity and avoidance of doubt, this Agreement is not intended to supersede any existing or future equity award agreements between the Company or its Affiliates and Executive.
(ae)Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties to this Agreement.
(af)No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the

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waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(ag)Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or in part, by Executive. The Company may, without the consent of Executive, assign or delegate its rights and obligations under this Agreement to any of its Affiliates or to any successor by way of a Change in Control of the Company or any of their Affiliates. After any such assignment or delegation by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, solely to the extent the assignee or delegee agrees in a writing enforceable by Executive to be bound by all of the Company’s obligations hereunder.
(ah)Severability. Subject to Section 7(d) of this Agreement, to the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.
(ai)Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.
(aj)Notice. All notices and communications required or permitted under this Agreement shall be in writing addressed as set forth below, and any notice or communication hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the party to be notified; (b) three (3) days after deposit with the United States Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by electronic transmission, upon an affirmative statement by the recipient confirming receipt; or (d) by Federal Express overnight delivery (or other reputable overnight delivery service if the transmitting party obtains proof of delivery), two (2) days after deposit with such service. All such notices shall be addressed as follows:

If to the Company: CorEnergy Infrastructure Trust, Inc. Robert Waldron 1100 Walnut St., Suite 3350 Kansas City, MO 64106	If to Executive: The home address or principal place of business, phone number and email address of such person, as shown on the records of the Company

Any party may from time to time change its address or designee for notification purposes by giving the other parties prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change shall be effective.
(k)    Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.
[Signature page follows]

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    IN WITNESS WHEREOF, Executive and the Company have executed this Agreement to be effective as of the Effective Date.

COMPANY: CorEnergy Infrastructure Trust, Inc.		EXECUTIVE:
By:	________________________________	________________________________
Name:	________________________________	Name: [ ]
Title:	________________________________

[Signature page to Employment Agreement]
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